EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Offshore Logistics, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-115473 and No. 333-121207 on Form S-8 of Offshore Logistics, Inc. of our report dated June 9, 2005, except for the “Restatement of Previously Reported Amounts” section in Note A, the ninth paragraph of Note B, the “Internal Review” section of Note D, and Note M, as to which the date is December 9, 2005, with respect to the consolidated balance sheets of Offshore Logistics, Inc. and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ investment and cash flows for each of the years in the three-year period ended March 31, 2005, and our report dated June 9, 2005, except for the fifth paragraph of management’s report of internal control over financial reporting, as to which the date is December 9, 2005 on management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 and the effectiveness of internal control over financial reporting as of March 31, 2005, which reports appear in the March 31, 2005, annual report on Form 10-K of Offshore Logistics, Inc. Our reports refer to the Company’s restatement of the March 31, 2004 and 2003 consolidated financial statements.
Our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2005 expresses an opinion that Offshore Logistics, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of March 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its revised assessment the following material weaknesses as of March 31, 2005; (i) Former senior management and other personnel failed to establish and adhere to appropriate internal controls related to the control environment, (ii) The company did not have sufficient technical expertise to address or establish adequate policies and procedures associated with accounting matters and (iii) The Company did not have sufficient technical tax expertise to establish and maintain adequate policies and procedures associated with the operation of certain complex tax structures.
/s/ KPMG LLP
New Orleans, Louisiana
December 13 , 2005